FORM 10-Q

                                                                  Exhibit 12



                              TAMPA ELECTRIC COMPANY

                        RATIO OF EARNINGS TO FIXED CHARGES





          The  following table sets forth the company's ratio of earnings to fixed charges for the periods indicated.




        Six Months    Twelve Months
          Ended           Ended                Year Ended December 31,
     June 30, 1994    June 30, 1994      1993    1992    1991   1990   1989

          4.01x            4.39x        3.98x(1) 4.16x   3.66x  3.64x  3.67x


          For the  purposes of calculating  this ratio, earnings  consist of income before income taxes and fixed charges.  Fixed charges consist of interest on  indebtedness, amortization  of debt premium,  the interest component of rentals and preferred stock dividend requirements.



     (1) Includes the effect of the non-recurring $10 million pretax charge associated with a coal pricing settlement as discussed in Note D on page 8. The effect of this charge was to reduce the ratio of earnings to fixed charges. Had this non-recurring charge been excluded from the calculation, the ratio of earnings to fixed charges would have been 4.17x for the year ended Dec. 31, 1993.













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